Exhibit 1
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (“Agreement”) is entered into as of this 7th day of July, 2006, by and between JUDITH STONE WEISS, in her capacity as sole Trustee of the IRVING I. STONE TRUST originally dated April 21, 1947, as amended (“Seller”), and ZEV D. WEISS (“Buyer”).
R E C I T A L S
     A. Seller is the owner of 7,800 Class II Membership Interests and 2,000 Class III Membership Interests of Irving I. Stone Limited Liability Company, an Ohio limited liability company (the “IISLLC”), which Class II Membership Interests and Class III Membership Interests represent, collectively, a 98% interest in the equity of IISLLC.
     B. Seller desires to sell, and Buyer desires to purchase from Seller, upon the terms and subject to the conditions set forth in this Agreement, one thousand nine hundred and fifty (1,950) Class II Membership Interests and five hundred (500) Class III Membership Interests of IISLLC (collectively, the “Assigned Membership Interests”).
     C. The sale of the Assigned Membership Interests is conditioned upon, and shall not be consummated, unless and until such sale and purchase is approved by both the Probate Division of the Court of Common Pleas for Cuyahoga County, Ohio (“Probate Court Approval”), and by the Ohio Attorney General (“Attorney General Approval”).
     NOW THEREFORE, in consideration of the mutual promises and conditions herein contained, the parties hereto hereby agree as follows:
          1. Purchase and Sale. Seller hereby agrees to sell the Assigned Membership Interests to Buyer, and Buyer hereby agrees to purchase the Assigned Membership Interests from Seller, upon the terms, provisions and conditions set forth herein.
          2. Purchase Price. The purchase price (“Purchase Price”) for the Assigned Membership Interests shall be Five Million Eight Hundred Eight Thousand Nine Hundred Fifty Dollars ($5,808,950) payable as follows:
(a)	Two Million Five Hundred Thousand Dollars ($2,500,000) shall be paid in cash at the Closing by wire transfer or other method agreed upon by Buyer and Seller; and

(b)	Three Million Three Hundred Eight Thousand Nine Hundred Fifty Dollars ($3,308,950), together with interest thereon, shall be paid in accordance with the terms of and in the manner provided by the form of non-recourse promissory note (the “Note”) from Buyer to Seller attached hereto as Exhibit A and made a part hereof, which Note and the payments required thereby shall be secured by a security interest in and pledge of the Assigned Membership Interests in accordance with and upon the terms provided by and in the form of the Security and Pledge Agreement (the “Pledge Agreement”) attached hereto as Exhibit B and made a part hereof. The Note and the Pledge Agreement shall be executed and delivered by Buyer to Seller at the Closing.
          3. Closing. The closing (“Closing”) of the transaction contemplated hereby shall take place within five (5) business days after the last of the Probate Court Approval and Attorney General Approval has been provided by the Cuyahoga County Probate Court and Ohio Attorney General, respectively, and at such time, date and location as the parties may thereafter mutually agree.
          4. Payment. At the Closing, Buyer shall pay to Seller the cash portion of the Purchase Price for the Assigned Membership Interests by wire transfer or other immediately available funds and execute and deliver to Seller the Note and Pledge Agreement.
          5. Instruments of Transfer. At the Closing, Seller shall assign and transfer to Buyer all Seller’s right, title and interest in and to the Assigned Membership Interests pursuant to an instrument of transfer in substantially the same form as Exhibit C attached hereto and made a part hereof.
          6. Representations and Warranties of Seller. Seller represents and warrants to Buyer that:
(a)	The Assigned Membership Interests are owned by Seller, free and clear of liens, encumbrances, pledges, options, claims, charges, assessments and restrictions of any nature whatsoever, except such restrictions as are imposed by Operating Agreement of IISLLC and/or the Pledge Agreement.

(b)	Seller has full power and authority to sell, assign and transfer the Assigned Membership Interests to Buyer, and that upon transfer of the Assigned Membership Interests to Buyer, Buyer will receive good title to the Assigned Membership Interests, free and clear of all liens, encumbrances, pledges, options, claims, charges, assessments and restrictions of any nature whatsoever, except such restrictions as may be imposed by the Operating Agreement of IISLLC and/or the Pledge Agreement.

(c)	This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
          7. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
          8. Consent of Probate Court and Ohio Attorney General. The Closing and the obligations of the parties hereunder are conditioned upon the receipt by Buyer and Seller of

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both the Probate Court Approval and the Attorney General Approval approving and/or consenting to the sale, transfer and assignment of the Assigned Membership Interests from Seller to Buyer as contemplated by this Agreement.
          9. Severability. All provisions of this Agreement are intended to be severable. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had not been included.
          10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
          11. Governing Law. This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Ohio.
          12. Amendments. This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto.
          13. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, and all of which shall together constitute but one and the same instrument.
          14. Arbitration. Any dispute arising out of, or relating to or based upon this Agreement, a breach hereof, the transactions contemplated hereby or the exhibits attached hereto or otherwise, shall be settled by confidential, private arbitration in Cleveland, Ohio in accordance with the rules of the American Arbitration Association then existing; provided, however, that discovery as provided for under the Ohio Rules of Civil Procedure shall be available to all parties to the arbitration. This Agreement to arbitrate shall be specifically enforceable and the arbitration award shall be final and judgment may be entered upon it in any court having jurisdiction over the subject matter of the dispute. The cost of arbitration shall be divided equally by the parties unless the Arbitrator determines that equitable considerations require a different allocation.
          15. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the transaction contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transaction.
[BALANCE OF DOCUMENT INTENTIONALLY LEFT BLANK.]

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          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Judith Stone Weiss
Judith Stone Weiss, sole Trustee of the
Irving I. Stone Trust originally dated April 21, 1947, as amended

(“Seller”)

/s/ Zev Weiss
Zev D. Weiss

(“Buyer”)

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EXHIBIT A
PROMISSORY NOTE

$3,308,950	August 11, 2006 Cleveland, Ohio
     FOR VALUE RECEIVED, the undersigned ZEV D. WEISS (“Maker”) promises to pay to the order of JUDITH STONE WEISS in her capacity as sole Trustee of the IRVING I. STONE TRUST originally dated April 21, 1947 (the “Trustee”), at c/o American Greetings Corporation, 10500 American Road, Brooklyn, Ohio 44144, or such other place as the holder hereof may designate, the principal amount of Three Million Three Hundred Eight Thousand Nine Hundred Fifty Dollars ($3,308,950) (the “Original Principal Amount”), with interest thereon from the date hereof, and interest on each Principal Addition (as defined below) from the date of each such Principal Addition, at the rate of five and twenty-nine hundredths percent (5.29%) per annum, in the manner specified below:
A.	Maker owns Membership Interests in Irving I. Stone Limited Liability Company, an Ohio limited liability company (“IISLLC”), which in turn owns 1,818,182 Class B Common Shares of American Greetings Corporation (“AG”) (the “AG Class B Shares”). The Membership Interests owned by Maker in IISLLC constitute in the aggregate a twenty-four and one-half percent (24.5%) equity ownership in ISSLLC. Promptly following the receipt of any distribution from IISLLC with respect to the Maker’s Membership Interests representing a distribution of dividends (“Dividend Distribution”) received on the AG Class B Shares owned by IISLLC, Maker shall promptly make a payment to Trustee in an amount equal to the full amount of such Dividend Distribution, to be applied by the Trustee (i) first to any accrued but unpaid interest on this Note and any Principal Addition (collectively, “Accrued Interest”); (ii) second, to the principal amount of any Principal Addition; and (iii) third to the Original Principal Amount of the Note.

B.	If the amount of a Dividend Distribution is less than the Accrued Interest, such Accrued Interest shortfall shall be added to the Original Principal Amount of this Note and shall be herein referred to as a “Principal Addition.”

C.	Interest at the rate set forth herein shall be payable on each Principal Addition from the date of the shortfall which resulted in each such Principal Addition until each such Principal Addition is paid in full.

D.	On that date (the “Maturity Date”) which is the tenth anniversary date of this Note the Original Principal Amount, all Principal Additions and any remaining Accrued Interest on the Original Principal Amount and/or the Principal Additions shall be due and payable in full.

     The obligations evidenced by this Note are secured by that certain Security and Pledge Agreement (“Pledge Agreement”) between Maker and Trustee of even date.
     This Note is issued pursuant to that certain Purchase Agreement by and between Trustee and Maker relating to the purchase by Maker of Membership Interests in IISLLC (the “Purchase Agreement”), and is subject to the terms and provisions of the Purchase Agreement including, but not by way of limitation, the provision requiring that any and all disputes relating to, or arising out of or based upon the Purchase Agreement or the transactions contemplated thereby or the Exhibits attached thereto must be arbitrated in accordance with the rules and regulations of the American Arbitration Association as set forth more fully in the Purchase Agreement.
     Maker shall be in default under the terms of this Note upon the occurrence of any of the following events of default (the “Events of Default”): (i) Maker fails to make any interest or principal payment required by the terms of, and in the manner provided by, this Note within ten (10) days after Maker’s receipt of notice from the Trustee that any such payment is overdue; (ii) any occurrence that constitutes a default or, with the giving of notice of the passage of time or both, would constitute a default by the Maker under the Pledge Agreement; or (iii) Maker makes an assignment for the benefit of creditors, files a petition of bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver or trustee, commences any proceeding under the law or statute of any jurisdiction, whether now or hereinafter in effect, relating to reorganization, arrangement, readjustment of debt, dissolution or liquidation, or there is commenced against Maker any such proceeding which shall not be dismissed within a period of sixty (60) days, or Maker consents to, or approves of, or acquiesces in any such proceeding or the appointment of any receiver or any trustee for Maker or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days.
     Upon the occurrence of any Event of Default, (i) Trustee may declare all liabilities and obligations of Maker to Trustee under this Note immediately due and payable and the same shall thereupon become immediately due and payable without any further action on the part of Trustee, (ii) the then entire outstanding Original Principal Amount of this Note and any outstanding Principal Additions, together with any remaining Accrued Interest, shall at Trustee’s option (exercised then or thereafter) automatically and immediately accrue interest until such default is cured, payable on demand, at a rate per annum equal to the lesser of (x) 8% per annum, or (y) the maximum interest rate permitted under applicable law; and (iii) Trustee may exercise any rights and remedies available to Trustee by law.
     No delay on the part of Trustee in the exercise of any remedy or right shall operate as a waiver thereof, and no single or partial exercise by Trustee of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

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     Maker shall have the right at any time and from time to time to prepay the Original Principal Amount of this Note and/or any Principal Additions, in whole or in part, without premium or penalty. In the case of any such prepayment, Maker shall cause Accrued Interest in respect of the amount to be prepaid to be paid in full.
     This Note shall bind Maker and his heirs, personal representatives and assigns, and the benefits hereof shall inure to the benefit of Trustee and her successors and assigns. All references herein to “Maker” and “Trustee” shall be deemed to apply to Maker and Trustee, respectively, and to their respective heirs, personal representatives, successors and assigns.
     This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and interpreted in accordance with the internal substantive laws of the State of Ohio.
     Maker expressly waives presentment, demand, protest and notice of dishonor.
     Maker acknowledges that this Note was signed in Cuyahoga County in the State of Ohio.
     Notwithstanding anything in this Note to the contrary, this Note is non-recourse, and Maker shall have no personal liability for any of the obligations evidenced by this Note. Rather, in the Event of Default, Trustee’s only recourse shall be to proceed against, foreclose upon, or otherwise take action with respect to the Membership Interests as provided in the Pledge Agreement.
     IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

/s/ Zev Weiss
Zev D. Weiss

(“Maker”)

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EXHIBIT B
SECURITY AND PLEDGE AGREEMENT
     This Security and Pledge Agreement (“Pledge Agreement” or “Agreement”) is dated as of August 11, 2006 by and between JUDITH STONE WEISS, in her capacity as sole Trustee of the IRVING I. STONE TRUST originally dated April 21, 1947, as amended (“Secured Party”), and ZEV D. WEISS (“Debtor”).
R E C I T A L S:
     A. Debtor is the legal and beneficial owner of one thousand nine hundred fifty (1,950) Class II Membership Interests and five hundred (500) Class III Membership Interests in Irving I. Stone Limited Liability Company, an Ohio limited liability company (“IISLLC”), which Class II Membership Interests and Class III Membership Interests collectively constitute a twenty-four and one-half percent (24.5%) equity interest in IISLLC and are hereinafter referred to collectively as the “Assigned Membership Interests”.
     B. Debtor is indebted to Secured Party in the original principal amount of Three Million Three Hundred Eight Thousand Nine Hundred Fifty Dollars ($3,308,950), which indebtedness is evidenced by a promissory note dated as of the date hereof from Debtor, as maker, in favor of Secured Party, as payee (the “Note”).
     C. To secure Debtor’s obligations under the Note, Debtor has agreed to grant to Secured Party a security interest in the Assigned Membership Interests upon the terms and provisions set forth in this Pledge Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Debtor and Secured Party agree to the following:
     1. Grant of Security Interest. To secure the Secured Obligations (as defined in Section 3), Debtor hereby pledges, assigns and grants to Secured Party a security interest in the Assigned Membership Interests, and all proceeds thereof and substitutions therefore (hereafter referred to as the “Pledged Interests”). During the term that this Pledge Agreement is in effect, Debtor shall not grant any party other than Secured Party a security interest in the Pledged Interests and shall not otherwise encumber the Pledged Interests or their proceeds.
     2. IISLLC’s Agreement. Debtor shall cause IISLLC to sign this Agreement where indicated below to evidence IISLLC’s agreement, among other things, to comply with all instructions originated by the Secured Party to make distributions on account of the Pledged Interests to the Secured Party without further consent by Debtor following an Event of Default.
     3. Secured Obligations. This Pledge Agreement secures the following obligations (the “Secured Obligations”): (a) the payment, performance and observance of all of Debtor’s covenants, agreements, obligations, terms and conditions under the Note, including without limitation, Debtor’s obligation to pay the Original Principal Amount and all Principal Additions (as defined in the Note) and all interest thereon; and (b) all obligations of Debtor under this Pledge Agreement.

     4. Rights to Distributions and Other Sums.
          (a) Except as provided in Subsection (b) below, prior to the occurrence of an Event of Default, Debtor shall be entitled to receive all amounts paid or distributed in cash on account of the Pledged Interests. After an Event of Default occurs, Secured Party shall be entitled to receive and hold all amounts paid or distributed on account of the Pledged Interests.
          (b) Any sums paid upon or in respect of the Pledged Interests upon the liquidation or dissolution of IISLLC or the redemption of any of the Pledged Interests shall be paid over to Secured Party to be held by it as additional collateral for the Secured Obligations, subject to the terms hereof. All sums of money and property so paid or distributed in respect of the Pledged Interests upon the liquidation or dissolution of IISLLC or redemption of any of the Pledged Interests that are received by Debtor shall, until paid or delivered to Secured Party, be held by the Debtor in trust as additional collateral security for the Secured Obligations.
     5. Substituted and Additional Securities. If during the term of this Pledge Agreement, any exchange, conversion, reclassification, readjustment or other change is declared or made with respect to the Pledged Interests, all new, substituted and additional securities or other property issued in respect to the Pledged Interests (whether certificated or uncertificated) shall be deemed pledged to the Secured Party under the terms of this Pledge Agreement in the same manner as the Pledged Interests originally pledged hereunder.
     6. Events of Default. The occurrence of any event of default under the Note, the breach of any representation or warranty by Debtor or IISLLC hereunder, or the failure of Debtor or IISLLC to comply with any covenant or agreement hereunder shall constitute an event of default hereunder (each such event hereinafter referred to as an “Event of Default”).
     7. Remedies. Upon the occurrence of an Event of Default, and at any time thereafter, Secured Party may do any one or more of the following:
          (a) Exercise its rights as a secured party under Ohio law, including, without limitation, under the Ohio Uniform Commercial Code.
          (b) Commence and prosecute an action to foreclose Debtor’ equity of redemption in the Pledged Interests or any portion thereof.
          (c) Without notice, apply the cash, if any, then held by it as security to the payment of amounts due to Secured Party.
          (d) Receive all cash and/or other distributions with respect to the Pledged Interests and apply them to payment of amounts due to Secured Party.
          (e) Without waiving any prior or subsequent default, waive any default or, with or without waiving any default, remedy any default.
          (f) Give instructions to IISLLC on account of the Pledged Interests, including, without limitation, to make distributions on the Pledged Interests to the Secured Party.

     8. Powers of Secured Party. Secured Party shall have the following powers in exercising its rights under Section 7 above:
          (a) Any sale of any of the Pledged Interests may be public or private, for cash, upon credit, or for future delivery.
          (b) Secured Party may impose such restrictions on the sale of any Pledged Interests as Secured Party deems desirable to meet the requirements of federal or state securities laws or any exemptions thereto.
          (c) Ten (10) days’ written notice of intention to make any sale that states the time and place of sale shall be conclusively deemed commercially reasonable, but shall not preclude any other commercially reasonable notice of sale.
          (d) Any public sale shall be held at such time or times within the ordinary business hours and at such place or places as Secured Party may fix in the notice of sale.
          (e) The Pledged Interests may be sold in one block or in separate blocks.
          (f) Secured Party shall not be obligated to make any sale pursuant to any notice of sale. Secured Party may, without notice, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale. Any sale adjourned may be made at any time or place to which the same may have been adjourned.
          (g) In any sale on credit or for future delivery, Secured Party may retain the Pledged Interests so sold until the sale price has been paid by the purchaser, but Secured Party shall not be liable for the failure of any purchaser to pay for the Pledged Interests. If any purchaser of the Pledged Interests fails to pay the purchase price in full, the Pledged Interests may again be sold.
          (h) After deducting all costs and expenses of exercising any remedy, including the costs and expenses of any sale and delivery, reasonable attorneys’ fees and other costs and expenses of collection, Secured Party shall apply the residue of any proceeds first to the payment of any costs Secured Party may pay or incur in enforcing its rights hereunder and second to the payment of any sums otherwise due from Debtor to Secured Party pursuant to the Note, this Pledge Agreement or otherwise.
          (i) Secured Party shall not be required to sell the Pledged Interests, except to the extent required by applicable law. Secured Party may purchase the Pledged Interests at any public sale.
     9. Covenants. The Debtor covenants and agrees to (a) prevent IISLLC from amending its Operating Agreement, or other governing or organizational documents to provide that the ownership interests of IISLLC (including the Pledged Interests) are to be treated as securities governed by Article 8 of the Uniform Commercial Code (“UCC”); (b) prevent IISLLC from issuing any certificates evidencing any of the Pledged Interests; (c) defend the right, title and security interest of Secured Party in and to the Pledged Interests, and (d) not sell, assign, transfer or otherwise dispose of the Pledged Interests unless such purchaser, assignee or transferee agrees to take the Pledged Interests subject to and be bound by this Pledge Agreement.
     10. Representations. Debtor represents and warrants to the Secured Party that: (a) Debtor is and will be the sole legal and beneficial owner of the Pledged Interests free and clear of any adverse claim, lien or other right, title or interest of any party; (b) this Pledge Agreement creates a valid, perfected and first priority security interest in one hundred percent (100%) of the Pledged Interests in favor of the Secured Party securing payment of the Secured Obligations; (c) the Assigned Membership Interests constitutes 24.5% of all the fully diluted issued and outstanding capital ownership interests of IISLLC; (d) the Pledged Interests are not “securities” governed by Article 8 of the UCC; (e) Debtor has the full right and power to pledge the Pledged Interests hereunder; (f) Debtor has received good and valuable consideration for this Pledge Agreement and this Pledge Agreement is the legal, valid and binding obligation of Debtor, enforceable against it in accordance with its terms, (g) the Pledged Interests are not subject to any right of first refusal, option, or other restriction or right that prevents the grant of the security interests hereunder, and (h) Debtor’s exact legal name is “Zev D. Weiss.”
     11. Appointment as Attorney-in-Fact. Debtor hereby irrevocably constitutes and appoints Secured Party with the full power of substitution, as Debtor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Debtor and in the name of Debtor or in Secured Party’s own name, from time to time in Secured Party’s discretion, for the purpose of carrying out the terms of this Pledge Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purpose of this Pledge Agreement. Debtor hereby ratifies all that Secured Party shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
     12. Waivers. Debtor agrees that Secured Party assumes no responsibility and shall not be held liable for loss or damage for failure to collect or realize upon or to preserve any rights pertaining to the Pledged Interests. Further, Debtor waives presentment of any kind, notice of dishonor, payment and any other notice or demand of any kind whatsoever with respect to the Note or other Secured Obligations. Debtor waives acceptance of this Pledge Agreement.
     13. Release of Pledged Interests. After all payments due under the Note and under this Pledge Agreement have been made and all covenants, agreements, obligations, terms and conditions under the Note and under this Pledge Agreement have been performed, satisfied or waived, Secured Party shall deliver to Debtor such instruments as may be necessary to cancel this Pledge Agreement and revest the Pledged Interests in Debtor free and clear of the lien hereof.
     14. Notices. All notices or other communications required or permitted by this Pledge Agreement shall be in writing and delivered by certified mail or overnight courier, postage or delivery cost prepaid, or sent by electronic or facsimile transmission (with confirmation of transmittal), or delivered by hand to the address listed below.

     15. Expenses. Debtor defends and holds Secured Party harmless from and against expenses arising in connection with the enforcement of this Pledge Agreement, including but not limited to, reasonable attorneys’ and professional fees and disbursements.
     16. Applicable Law. This Pledge Agreement is being delivered and is to be construed and enforced under the laws of the State of Ohio, and all rights and remedies of Secured Party as a secured party under Ohio law (including under the Uniform Commercial Code of the State of Ohio) shall be cumulative to all other rights and remedies of Secured Party.
     17. Successors and Assigns. This Pledge Agreement shall be binding and inure to the benefit of Secured Party and Debtor and their respective heirs, personal representatives, successors and assigns.
     18. Security. This Pledge Agreement shall not prejudice the rights of Secured Party to enforce collection of amounts due under the Note or performance or observance of any covenants, agreements, obligations, terms or conditions under the Note by suit or in any lawful manner. The enumeration of certain rights and remedies in this Pledge Agreement shall not be construed as a waiver of, nor an impairment in any way of, other rights and remedies of Secured Party. No waiver or consent granted by Secured Party in respect of this Pledge Agreement shall be binding upon Secured Party unless specifically granted in writing, which writing shall be strictly construed. No course of dealing in respect of, nor omission or delay in the exercise of, any right, power or privilege by Secured Party shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any further or other exercise thereof, as each right, power and privilege may be exercised by Secured Party either independently or concurrently with other rights, powers and privileges and as often and in such order as Secured Party may deem expedient.
     19. Further Assurances. Debtor agrees to take all further action that may be reasonably requested by Secured Party to perfect and protect the security interest granted hereby and to enable Secured Party to exercise its remedies hereunder, including, without limitation, causing IISLLC to comply with Secured Party’s instructions upon the occurrence of an Event of Default. Debtor authorizes Secured Party to file such financing statements as Secured Party deems necessary to perfect its security interest in the Pledged Interests.
     20. Severability. The parties intend this Pledge Agreement to comply with all laws, and this Pledge Agreement shall be construed to be consistent with all laws to the extent possible. If any provision of this Pledge Agreement or the application of any provision to any party or circumstance cannot be so construed, and is adjudged invalid or unenforceable, the application of the provision to other parties or circumstances and the application of the remainder of this Pledge Agreement shall not be affected. Each provision of this Pledge Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall be governed by the laws of the State of Ohio.
     21. Purchase Agreement. This Pledge Agreement is entered into in connection with, and is subject to the terms and provisions of, that certain Purchase Agreement by and among Debtor and Secured Party relating to the purchase and sale of the Assigned Membership Interests, including, but not by way of limitation, the provisions of the Purchase Agreement requiring that any dispute arising out of or relating to or based upon the Purchase Agreement or any of the transactions contemplated thereby or the Exhibits thereto, including this Pledge Agreement, shall be resolved through Arbitration by the American Arbitration Association as further provided in the Purchase Agreement.
     22. Counterparts. This Pledge Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall be but one and the same document.
     23. Non-Recourse. Notwithstanding anything contained in this Pledge Agreement to the contrary, this Pledge Agreement is non-recourse, and Debtor shall have no personal liability for any of the obligations contained in this Pledge Agreement. Rather, in the Event of Default, Secured Party’s only recourse shall be to proceed against, foreclose upon or otherwise take action with respect to the Pledged Interests as provided in this Pledge Agreement.
     IN WITNESS WHEREOF, Debtor and Secured Party have executed and delivered this Security and Pledge Agreement as of the date first above written.

Address:	Debtor:
One American Road
Cleveland, Ohio 44144	/s/ Zev Weiss

Zev D. Weiss
Secured Party:
Address:
One American Road	/s/ Judith Stone Weiss

Cleveland, Ohio 44144	Judith Stone Weiss, in her capacity as sole
Trustee of the Irving I. Stone Trust
originally dated April 21, 1947, as amended

AGREEMENT OF IRVING I. STONE LIMITED LIABILITY COMPANY
     Reference is hereby made to the foregoing Pledge Agreement (the “Pledge Agreement”) made of even date herewith. Each capitalized term used in this Agreement of Irving I. Stone Limited Liability Company (“IISLLC”) and defined in the Pledge Agreement shall have the meaning ascribed thereto in the Pledge Agreement. To induce the Secured Party to extend credit pursuant to the Note, and for other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the undersigned IISLLC hereby (a) represents and warrants to Secured Party that (i) none of the Pledged Interests are represented by any certificate or instrument and none of the Pledged Interests are “securities” governed by Article 8 of the Uniform Commercial Code, (ii) Debtor is the registered owner of the Pledged Interests, (iii) other than the claims of Secured Party, IISLLC has no notice of any adverse claim to the Pledged Interests, and (iv) none of the Pledged Interests are subject to any right of first refusal or other restriction contained in IISLLC’s Certificate of Organization, Operating Agreement or any other agreement by which IISLLC is bound that would prevent Debtor from granting a security interests in the Pledged Interests to Secured Party, and (b) agrees with Secured Party that IISLLC will (i) not issue any certificate or instrument representing any Pledged Interests, (ii) not, without Secured Party’s prior written consent, comply or agree to comply with any notifications which direct the transfer of any of the Pledged Interests or which direct that the transfer of any of the Pledged Interests be registered or that any such interests be redeemed, (iii) give immediate notice to Secured Party whenever IISLLC has notice of any claim to any of the Pledged Interests other than the claims of Secured Party, (iv) not cause the Pledged Interests to become “securities” governed by Article 8 of the Uniform Commercial Code, and (v) comply with instructions originated by Secured Party without consent by the Debtor upon receipt of a notice from Secured Party of an Event of Default. This Agreement shall be governed by the law (excluding conflict of laws rules) of the State of Ohio.
Signed at Cleveland, Ohio, this 11th day of August, 2006.

IRVING I. STONE LIMITED LIABIILTY COMPANY (“IISLLC”)
By:	/s/ Gary Weiss
Gary I. Weiss, Manager

EXHIBIT C
ASSIGNMENT, ACCEPTANCE AND CONSENT
     THIS ASSIGNMENT, ACCEPTANCE AND CONSENT (“Assignment”) is made and entered into as of the 11thday of August, 2006, by JUDITH STONE WEISS, in her capacity as sole Trustee of the Irving I. Stone Trust originally dated April 21, 1947, as amended (“Assignor”); ZEV. D. WEISS (“Assignee”); and IRVING I. STONE LIMITED LIABILITY COMPANY, an Ohio limited liability company (“IISLLC”).
RECITALS
     A. Assignor is the owner of one thousand nine hundred fifty (1,950) Class II Membership Interests and five hundred (500) Class III Membership Interests in IISLLC, which Class II Membership Interests and Class III Membership Interests represent a twenty-four and one-half percent (24.5%) ownership interest in the equity of IISLLC and are hereinafter referred to collectively as the “Assigned Membership Interests”.
     B. Assignor desires to transfer and assign to Assignee the Assigned Membership Interests.
     C. Assignee desires to accept the transfer and assignment of the Assigned Membership Interests and become a Member of IISLLC with regard to the Assigned Membership Interests, and IISLLC is willing to consent to such transfer and assignment and admit Assignee as a Member of IISLLC.
ASSIGNMENT
     For valuable consideration, the receipt and sufficient of which are hereby acknowledged, Assignor, for herself and her successors and assigns, hereby transfers and assigns to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the

Assigned Membership Interests in IISLLC, including, but not by way of limitation, all of the right, title and interest in and to any profits, losses or distributions allocable to the Assigned Membership Interests. Without limiting the generality of the foregoing, any distributions made by IISLLC after the date of this Assignment with respect to the Assigned Membership Interests shall be owned by and belong to Assignee, even though such distributions were earned or accumulated prior to the date of this Assignment.
ACCEPTANCE
     Assignee hereby accepts the transfer and assignment of the Assigned Membership Interests and agrees to be bound by all of the terms and conditions of the Operating Agreement of IISLLC dated September 6, 1995 (the “Operating Agreement”), and agrees to become a Member of IISLLC with respect to the Assigned Membership Interests upon the terms and subject to the conditions contained in the Operating Agreement, as the same may be further amended from time to time.
CONSENT
     IISLLC hereby consents to the assignment and transfer of the Assigned Membership Interests and admits Assignee as a Member of IISLLC, with respect to the Assigned Membership Interests, subject to all of the terms and conditions of the Operating Agreement.
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     IN WITNESS WHEREOF, the parties have executed this Assignment and Acceptance at Cleveland, Ohio as of the day and year first above written.

/s/ Judith Stone Weiss
Judith Stone Weiss, Trustee of the Irving I. Stone
Trust originally dated April 21, 1947, as amended

(“Assignor”)

/s/ Zev Weiss
Zev D. Weiss

(“Assignee”)

IRVING I. STONE LIMITED LIABILITY COMPANY
By:	/s/ Gary Weiss
Gary I. Weiss, Manager

(“IISLLC”)

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